Exhibit 20
November 8, 2007
Morgan Stanley & Co. Incorporated
1585 Broadway
New York, NY 10036

Re:	Proposed Offering of Common Stock of The Nasdaq Stock Market, Inc.
Dear Sirs:
     The undersigned, each a security holder of The Nasdaq Stock Market, Inc., a Delaware corporation (the “Company”), understands that Morgan Stanley & Co. Incorporated (the “Underwriter”) proposes to enter into a Purchase Agreement (the “Purchase Agreement”) with the Company and Hellman & Friedman Capital Partners IV, L.P., H&F Executive Fund IV, L.P., H&F International Partners IV-A, L.P. and H&F International Partners IV-B, L.P. (collectively, the “Selling Stockholders”), providing for the public offering (the “Public Offering”) of the Company’s common stock, par value $.01 per share (the “Common Stock”). In recognition of the benefit that such a Public Offering will confer upon the undersigned and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with the Underwriter that, from the date hereof until 30 days from the date of the Purchase Agreement (the “Initial Lock-Up Period”), the undersigned will not, and will not allow any related entity that it controls or is under common control with to, without the prior written consent of the Underwriter, directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Company’s Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, or file, or cause to be filed, any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing (collectively, the “Lock-Up Securities”) or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.
     Notwithstanding the foregoing, the undersigned may transfer any Lock-Up Securities without the prior written consent of the Underwriter (A) to the Underwriter or its designees pursuant to this Agreement or (B) so long as such transfer does not give rise to a public filing requirement pursuant to the 1933 Act, the 1934 Act or otherwise, (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree in writing to be bound by the restriction set forth herein, (ii) to any trust, partnership or similar entity for the direct or indirect benefit of the undersigned or one or more members of the immediate family of the undersigned, provided that the trustee of the trust, partnership or other entity agrees in writing to be bound by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or (iii) if such transfer occurs by operation of law, such as rules of descent and distribution, or statutes governing the effects of merger, provided that the transferee agrees in writing to be bound by the restrictions set forth herein. In addition, notwithstanding the foregoing, if the undersigned is a corporation, partnership or limited liability company, the corporation, partnership or limited liability company may transfer the capital stock of the Company, in the case of a corporation, to any wholly-owned subsidiary of such corporation; and in the case of a partnership or limited liability company, to a member, partner or other affiliate thereof; provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of this lock-up agreement and there shall be no further transfer of such capital stock except in accordance with this lock-up agreement, and provided further that any such transfer shall not involve a disposition for value. For purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions. Notwithstanding anything in this agreement to the contrary, the undersigned may collectively transfer up to an aggregate of 2.2 million shares of Common Stock, securities convertible into or exchangeable or exercisable for up to an aggregate of 2.2 million shares of Common Stock, or any combination thereof, at any time without the consent of the Underwriter. This agreement shall not prohibit (i) any sale or tender or similar transaction involving the acquisition or transfer in any manner of a majority of the outstanding capital stock and/or assets of the Company and (ii) any transfer or exchange of Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock so long as such party (including, if applicable, the transferor) receiving any Common Stock or securities convertible into or exchangeable or exercisable for Common Stock in such transaction agrees to be subject to the remaining portion of the Initial Lock-Up Period.
     If:
     (A) during the last 17 days of the Initial Lock-Up Period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or
     (B) prior to the expiration of the Initial Lock-Up Period, the Company announces that it will release earnings results or becomes aware that material news or a material event will occur during the 16-day period beginning on the last day of the Initial Lock-Up Period, the restrictions imposed by this letter shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as applicable, unless the Underwriter waives, in writing, such extension.
     The undersigned hereby acknowledges and agrees that written notice of any extension of the Initial Lock-Up Period pursuant to the previous paragraph will be delivered by the Underwriter to the Company (in accordance with Section 13 of the Purchase Agreement) and that any such notice properly delivered will be deemed to have been given to, and received by, the undersigned.

Very truly yours,
Silver Lake Partners TSA, L.P.,
By: Silver Lake Technology Associates, L.L.C., its general partner

By:

Name:
Title:
Silver Lake Investors, L.P.,
By: Silver Lake Technology Associates, L.L.C., its general partner

By:

Name:
Title:
Silver Lake Partners II TSA, L.P.,
By: Silver Lake Technology Associates II, L.L.C., its general partner

By:

Name:
Title:
Silver Lake Technology Investors II, L.P.,
By: Silver Lake Technology Associates II, L.L.C., its general partner

By:

Name:
Title: